Exhibit 99.1

For Immediate Release

WM Elects Bruce Chinn to Board of Directors	FOR MORE INFORMATION Waste Management Website investors.wm.com Analysts Ed Egl 713.265.1656 eegl@wm.com Media Toni Werner corp_comm@wm.com

Houston — February 6, 2023 — Waste Management, Inc. (NYSE: WM) announced today that its board of directors has elected Bruce Chinn, President and Chief Executive Officer of Chevron Phillips Chemical Company LLC, as an additional member of its board of directors, to be effective on February 10, 2023.

“We are pleased to welcome Bruce to the Board following a comprehensive search for talented and thoughtful leaders,” said Tom Weidemeyer, WM’s chairman. “Bruce’s extensive business leadership experience and dedication to operating excellence and developing strong cultures will make him a great addition to our Board.”

Mr. Chinn, 65, has over 40 years of experience driving operational, safety, and financial results. Since 2021, he has served as Chief Executive Officer and a member of the board of directors of Chevron Phillips Chemical Company LLC, a global petrochemical joint venture of Chevron U.S.A. Inc. and Phillips 66 Company, where he is focused on leading the company through a period of sustainable growth. Prior to his current role, he held several operations and business leadership roles at Chevron Corporation. Before joining Chevron in 2006, Mr. Chinn spent close to 30 years at DuPont in numerous roles of increasing responsibility and scale where he effectively led diverse organizations. He holds a Bachelor of Science in Chemical Engineering from Texas A&M University.

“We look forward to working with Bruce as he joins our Board. He brings a passion for circular solutions and renewable energy that is well aligned with WM’s focus on growth in our recycling and renewable energy businesses,” commented Jim Fish, President and Chief Executive Officer. “In addition, his extensive operations leadership will be valuable to our team as we continue to drive operating efficiencies, enhance our safety culture, and differentiate our service offerings.”

Mr. Chinn will serve on the Audit Committee of the Board. His election expands WM’s board of directors to 10 members, nine of whom are independent directors.

about wm

WM (WM.com) is North America's largest comprehensive waste management environmental solutions provider. Previously known as Waste Management and based in Houston, Texas, WM is driven by commitments to put people first and achieve success with integrity. The company, through its subsidiaries, provides collection, recycling and disposal services to millions of residential, commercial, industrial and municipal customers throughout the U.S. and Canada. With innovative infrastructure and capabilities in recycling, organics and renewable energy, WM provides environmental solutions to and collaborates with its customers in helping them achieve their sustainability goals. WM has the largest disposal network and collection fleet in North America, is the largest recycler of post-consumer materials and is the leader in beneficial reuse of landfill gas, with a growing network of renewable natural gas plants and the most gas-to-electricity plants in North America. WM's fleet includes nearly 11,000 natural gas trucks – the largest heavy-duty natural gas truck fleet of its kind in North America – where more than half are fueled by renewable natural gas. To learn more about WM and the company's sustainability progress and solutions, visit Sustainability.WM.com.

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